Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
    We consent to the incorporation by reference in the registration statements on Forms S-8 (Reg. Nos. 333-143963, 333-143962, and 333-141537) of MISCOR Group, Ltd. and Subsidiaries of our report dated April 15, 2009, with respect to the consolidated balance sheets of MISCOR Group, Ltd. and Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2008, which appears in the December 31, 2008 annual report on Form 10-K of MISCOR Group, Ltd. and Subsidiaries.

/s/ ASHER & COMPANY, Ltd.

ASHER & COMPANY, Ltd.

Philadelphia, Pennsylvania
April 15, 2009